UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2008

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 19, 2008, in accordance with the Amended and Restated Purchase Agreement (the "Purchase Agreement"), dated as of March 17, 2008, among MoneyGram International, Inc. (the "Corporation") and affiliates of Thomas H. Lee Partners, L.P. (collectively, "THL") and affiliates of Goldman, Sachs & Co. (collectively, "Goldman Sachs") (where THL and Goldman Sachs are referred to collectively as the "Investors"), the Board of Directors of the Corporation elected two new directors designated by THL: Thomas M. Hagerty for a term to expire at the 2010 annual meeting of stockholders; and Ganesh B. Rao for a term to expire at the 2009 annual meeting of stockholders. At the time of this filing, Messrs. Hagerty and Rao have not been named to serve on any Board committees, and no determination has been made regarding the Board committee or committees on which either of them may serve. In accordance with the Corporation’s bylaws, the Board fixed the number of directors at eight. Accordingly, with the election of Messrs. Hagerty and Rao, the Board is comprised of seven members with one vacancy remaining. Messrs. Hagerty and Rao are principals of THL.

The disclosures regarding the Purchase Agreement and related transactions involving the Corporation and Investors (collectively, the "Transaction") are set forth in the Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 18, 2008 and March 28, 2008, and the descriptions and exhibits contained in such Forms 8-K, are incorporated herein by reference.

Since the closing of the Transaction, the Corporation has reimbursed certain legal expenses and the costs of preparing regulatory filings on behalf of THL in the approximate amount of $546,600.

Item 8.01 Other Events.

Effective November 19, 2008, the Corporation and THL determined that MoneyGram Payment Systems, Inc., a subsidiary of the Corporation, had received its final approval from each of the required state regulators of the Corporation’s money transmitter, official check and similar businesses regarding the change in stock ownership resulting from the Transaction. Pursuant to the Purchase Agreement, upon such determination, the Voting Date (as defined in the Certificates of Designation, Preferences and Rights of the Series B Participating Convertible Preferred Stock and the Series B-1 Participating Convertible Preferred Stock, collectively, the "Series B Stock") occurred on November 19, 2008. As a result of the occurrence of the Voting Date and dividends that have accrued on the Series B Stock, THL has approximately 80% of the voting power of the Corporation's stock. The Certificates of Designation, Preferences and Rights of the Series B Stock were filed as exhibits to the Current Reports on Form 8-K with the Securities and Exchange Commission on March 18, 2008 and March 28, 2008, and the descriptions and exhibits contained in such Forms 8-K, are incorporated herein by reference.

NYSE Disclosures

As a result of not attaining the Voting Date until late in 2008, the New York Stock Exchange ("NYSE") granted the Corporation an extension to May 15, 2009 in which to hold an Annual Meeting of Stockholders. The Corporation now makes certain required disclosures under Section 303A of the NYSE Listed Company Manual as follows:

Meetings of Non-Management Directors. The Board schedules regular executive sessions of the non-management directors. During 2007 and through April 25, 2008, Jess T. Hay served as the Presiding Director, presiding at executive sessions of the non-management directors. After the closing of the Transaction and the resulting decrease in the size of the Board of Directors, the Board determined there was no longer a need for the position of Presiding Director. The director who presides over executive sessions of the non-management directors is determined by the Board at each meeting during which an executive session is held.

Communications with the Board of Directors. Stockholders or other interested parties may communicate with the Corporation’s non-management directors as a group, committees of the Board or individual directors in writing and sent to the attention of the Corporate Secretary at the following address: MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding the Corporation may also be reported anonymously and confidentially via the Corporation’s Always Honest Hotline at 800-443-4113. The text of the Corporation’s Policy on Communications with the Board of Directors is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com.

Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee that is available in the Investor Relations section of the Corporation’s website at www.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

November 25, 2008	By:	/s/ Teresa H. Johnson

Name: Teresa H. Johnson
Title: Executive Vice President, General Counsel and Secretary